Exhibit 99.1

For Immediate Release

Contacts:

Media

Natalie Wymer

408/457-2348

Natalie.Wymer@sunpower.com

Investors

Bob Okunski

408/240-5447

Bob.Okunski@sunpower.com

Experienced Global Business, Operations and Sales Leader Joins SunPower as

CEO of Technologies Business Unit

Game Changing Next Generation Technology Manufacturing Ramp Progresses,

Meaningful Volume Expected in 2019

SAN JOSE, Calif., Jan. 8, 2019 – SunPower Corp. (NASDAQ:SPWR), a leading solar technology and energy services provider, today announced that it has named proven global executive Jeff Waters as CEO of the SunPower Technologies business unit. This group includes the company’s global manufacturing, research and development (R&D) and SunPower Solutions. Waters begins his new role immediately.

“We’re pleased to welcome someone of Jeff’s caliber to lead our global manufacturing operations, R&D work, and our ongoing, successful cost reduction activities,” said Tom Werner, SunPower CEO and chairman of the board. “SunPower is a known solar technology leader with the highest reliability and efficiency solar panels on the market. With Jeff at the helm, we expect to continue to hold this leadership mantle, especially as we ramp our game changing Next Generation Technology (NGT) cells and modules and deliver on our commitment to American manufacturing.”

Waters joins SunPower from Isola, where he worked from Silicon Valley as the company’s president and CEO. Isola is a leading material sciences company that designs, develops, manufactures and markets copper-clad laminates and dielectric prepregs used to fabricate advanced multilayer printed circuit boards. Like SunPower, Isola has a significant global footprint with manufacturing, R&D and offices in Asia, Europe and the U.S.

Prior to Isola, Waters was senior vice president and general manager with Altera Corporation and also with Texas Instruments/National Semiconductor in both the U.S. and Japan for 18 years in a variety of executive positions, including global sales. He holds a bachelor’s degree in engineering from the University of Notre Dame, a master’s degree in engineering from Santa Clara University and a MBA from Northwestern University.

SunPower’s NGT cells and modules will offer customers similar performance to its X-Series products with significantly lower manufacturing costs. Panels with a 72-cell format at 450 watts have been UL certified and will be delivered to initial commercial customer sites in the first quarter of 2019.

“When we reach full production, we expect that the cost per watt of the world’s highest efficiency NGT cells and modules will be similar to mono-PERC technology, but with superior levelized cost of energy due to higher performance and durability,” Werner said. “With the recent funding of our second NGT manufacturing line, we will now have approximately 250 megawatts of nameplate NGT capacity by the end of 2019 and plan to deliver meaningful volumes this year, as well.”

In addition to ramping NGT, SunPower will begin full production in the coming weeks of its Performance Series (P-Series) solar panels at the recently acquired SolarWorld Americas facility in Hillsboro, Ore.

SunPower also announced that Bill Mulligan, executive vice president of operations will transition out of his role over the course of 2019.

About SunPower

As one of the world’s most innovative and sustainable energy companies, SunPower (NASDAQ:SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower’s more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, and North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

SunPower’s Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected cost reduction, product focus and timelines, projected energy output, efficiency and cost savings, anticipated cost per watt and levelized cost of energy, and the timing and success of production ramps. These forward-looking statements are based on our current assumptions, expectations, and beliefs and involve substantial risks and uncertainties that may cause results, performance, or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: regulatory changes and the availability of economic incentives promoting use of solar energy; the success of our ongoing research and development efforts and our ability to commercialize new products and services; and our ability to contain manufacturing and logistics difficulties that could arise. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpowercorp.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2019 SunPower Corporation. All Rights Reserved. SUNPOWER and the SUNPOWER logo are registered trademarks of SunPower Corporation in the U.S. and other countries as well.

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